EXHIBIT 10.14

BRODER BROS., CO.

45555 Port Street

Plymouth, Michigan 48170

October 7, 2003

Howard Morof

35360 Stratton Hill Ct.

Farmington Hills, MI 48331

Re: Employment Terms

Dear Howard:

The following letter sets forth the agreement of you and Broder Bros., Co. (the “Company”) with regard to your continued employment with the Company following the acquisition by the Company of Alpha Shirt Holdings, Inc. and its subsidiaries (“Alpha”). In connection with the closing of the acquisition of Alpha (the “Closing”), the parties have agreed to the following:

•	Upon the Closing, you shall have received a bonus of $75,000. Upon execution of this letter, you hereby acknowledge receipt of this payment.

•	The Company acknowledges that as of the Closing, you will have the right to treat your existing Employment Agreement dated May 3, 2000 (the “Employment Agreement”) as terminated for Good Reason. In lieu of immediately exercising such rights as exist under the Employment Agreement, you have agreed to the following (defined terms used herein have the meanings ascribed to them in the Employment Agreement):

•	You will continue your employment with the Company through March 31, 2004 (the “Retention Period”) in order to assist with the orderly integration of Alpha with the Company..

•	At Closing you will relinquish your title as Chief Financial Officer and you will serve in such capacity as requested by the Company’s Board of Directors and Chief Financial Officer commensurate with your skills and talents; provided, however, you shall continue to work out of the Company’s Plymouth, Michigan location throughout the Retention Period. You shall have the title Senior Vice President throughout the Retention Period.

•	During the Retention Period you will receive an annual Base Salary of not less than $250,000, Company health and welfare benefits no less valuable than those you received prior to the date hereof (subject to any modification implemented by the Company that affects all senior executives participating in such benefits), and a bonus with respect to the year 2003 performance of the Company consistent with that paid to other senior executives of the Company, each payable in accordance with the provisions of Section 3 of the Employment Agreement;

•	On March 31, 2004, provided you have continued in the employ of the Company, or if sooner, upon your death, Disability or termination by the Company without Cause, you will be paid a cash bonus of $100,000; provided, however, that upon the expiration of the Retention Period or in the event your employment with the Company is terminated without Cause, you shall execute a general release in favor of the Company, its affiliates and shareholders in a form satisfactory to the Company.

•	Upon termination of employment(other than a termination for Cause), you will be treated as having terminated employment for Good Reason, and will be entitled to receive severance payments in accordance with paragraph 4(b) of the Employment Agreement; provided, however, that for this purpose your annual Base Salary and pro-rated bonus shall be deemed to total $350,000; and provided further, that in the event you voluntary terminate employment (absent death or Disability), you shall have given 30 days written notice of such termination to the CEO of the Company. As a condition to the Company’s obligations (if any) to make such severance payments, you shall execute a general release in favor of the Company, its affiliates and shareholders in a form satisfactory to the Company.

•	Upon termination of your services with the Company, the Company will reimburse you for reasonable out-of-pocket costs incurred for outplacement services with Drake Beam (or a comparable company) for six (6) months following the cessation of your employment.

•	Upon the termination of your employment with the Company, any vested stock or stock options you hold at the time of such termination will be repurchased by either the Company or Bain Capital, LLC or its affiliated entities at the fair value of such stock or stock options at the time of termination. Such purchase shall occur within 30 days of such termination by delivery of immediately available funds.

•	The Company will pay reasonable legal expenses of your counsel (not to exceed $5,000) in connection with the execution of this letter agreement subject to reasonable documentation.

Upon Closing, the Employment Agreement with the Company shall be deemed amended by this letter agreement. To the extent that the terms of this letter are contrary to, or inconsistent with the terms of your Employment Agreement, the terms of this letter agreement shall govern. In light of the changing nature of your role with the Company, the definition of “Good Reason” shall exclude the circumstances described in Section 4(g)(i) of the Employment Agreement.

Please acknowledge your acceptance of, and agreement to, the terms of this letter agreement by signing where indicated below.

Sincerely,

BRODER BROS., CO.

By:	/s/ EDWARD CONARD

Its:

ACCEPTED AND AGREED as of

October 7, 2003

/s/ HOWARD MOROF
Howard Morof

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